EXHIBIT 10.9
                            [ION NETWORKS LETTERHEAD]



To:              Stephen B. Gray                                   June 16, 2000
From:            Stephen Deixler

Re:              FY2000 Compensation Package

The following will be the terms for your compensation for FY2000. This package represents recognition for the job you have done at Microframe/ION Networks over the last years as well as in recognition of your duties and responsibilities going forward as ION Networks, Inc. CEO and President. This document amends and restates the original letter dated April 1, 1999, to be effective as of such date.

POSITION:         CEO and President
--------

SALARY:           Your salary will be $275,000/yr. effective 4/1/99
------

TERM:             This agreement is effective from 4/1/99 thru 3/31/2000
----

OTHER:            In  addition  to  your   salary,   and  a   non-accountantable
-----             expenses/signing  bonus of $30K,  you will be  entitled to and receive the following:

                  1) Fully paid medical/dental, including and/all out of pocket Expenses and/or costs.

                  2) $1,750/mo. net car allowance, including all operating Expenses, (i.e. insurance, gas, repairs, etc.)

                  3) 28 days of vacation with contractual provisions equivalent to other Company officers. Specifically,
                           Section 3(d) which entitles the officer to either a) 28 days to be used/taken at officers' discretion as business conditions allow and/or b) compensation in respect of earned, but unused vacation days per the executive vacation policy currently in place by the company.

                  4) Grant of 100,000 Stock Options at the 4/1/99 share price, vesting 2 years from 4/1/99.

                  5) Acceleration of all options you own (vested and non-vested), if/when ION Networks is sold or if there is a change of control/ownership in ION Networks.

                  6) Any of your 577,000 non-qualified stock options that are not vested (not including the options granted pursuant to paragraph 4 hereof) will become vested immediately upon signing of this agreement.

                  7) Any options you elect to exercise/sell up to a total of 400,000 over the next two years with a maximum of 200,000 in any one year, will be backfilled in the exact same quantities/type as were sold. These options will be replaced at a strike price based upon the then current market price of shares of ION Networks, Inc.

Please let me know if you have any questions.

Good luck,                                Agreed:



----------------------------------        --------------------------------------
Stephen M. Deixler                                           Stephen B. Gray
Chairman                                                     President and CEO
Dated:  June 16, 2000


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